Exhibit 99.1

NEWS RELEASE

42 E. Lancaster Avenue Paoli, Pennsylvania 19301 | 610-644-9400 | http://ir.malvernbancorp.com

Investor Contacts:

Joseph D. Gangemi

Corporate Investor Relations

610-695-3676

Investor Relations Contact:

Ronald Morales

610-695-3646

Malvern Bancorp, Inc. Reports Fourth Quarter and Fiscal Year End 2020 Operating Results

PAOLI, PA., November 9, 2020 -- Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), the parent company of Malvern Bank, National Association (the “Bank”), today reported operating results for the fourth fiscal quarter and fiscal year ended September 30, 2020.   Net income for the quarter ended September 30, 2020 amounted to $2.2 million, or $0.30 per fully diluted common share, compared with net income of $2.7 million, or $0.35 per fully diluted common share, for the quarter ended September 30, 2019. The decreases in net income and diluted earnings per share from the fourth quarter of 2019 were primarily due to a decrease in net interest income. Net interest income for the quarter ended September 30, 2020 was $432,000 lower than in the quarter ended September 30, 2019. This decrease was mainly driven by the lower interest rate environment.  Annualized return on average assets (“ROAA”) was 0.74 percent for the quarter ended September 30, 2020, compared to 0.86 percent for the quarter ended September 30, 2019, and annualized return on average equity (“ROAE”) was 6.08 percent for the quarter ended September 30, 2020, compared with 7.65 percent for the quarter ended September 30, 2019.

For the fiscal year ended September 30, 2020, net income amounted to $6.4 million, or $0.84 per fully diluted common share, compared with net income of $9.3 million, or $1.22 per fully diluted common share, for the fiscal year ended September 30, 2019. The decreases in net income and diluted earnings per share were primarily due to higher loan loss provision expense necessitated by the COVID-19 pandemic and lower net interest income, as well as the partial charge-off of $2.3 million in the first fiscal quarter ended December 31, 2019 related to one commercial loan relationship.  ROAA was 0.52 percent for the fiscal year ended September 30, 2020, compared to 0.80 percent for the fiscal year ended September 30, 2019, and ROAE was 4.42 percent for the fiscal year ended September 30, 2020, compared with 6.78 percent for the fiscal year ended September 30, 2019.

“We continue to operate in an unprecedented environment of sustained low interest rates and, of course, the pandemic. While the economic outlook remains uncertain, we are encouraged by the resiliency of our customers who are also adapting to their own difficult operating conditions. I am very proud of the Malvern Bank team, which continues to execute day-to-day to fulfill our highest priority – to be a trusted partner to our customers, especially in difficult times,” commented Anthony C. Weagley, President and Chief Executive Officer.

Ongoing Impact of COVID–19

The Company continues to take the necessary steps to protect the health and well-being of both its employees and clients, and to assist clients who have been impacted by the COVID-19 pandemic.  The Company also continues to focus on meeting the needs of its client base during the pandemic by maintaining close communication with both individual and commercial customers and allowing for deferral extensions on an as-needed and case-by-case basis.

There remains significant uncertainty about COVID-19, including the extent and duration of the impact on individuals, communities and the Company. While it is not possible to know at this time the full impact that COVID-19 will have on the Company’s operations, the Company will continue to disclose potentially material items of which it is aware.

Paycheck Protection Program (“PPP”) Loans

As of September 30, 2020, the Company funded 255 Small Business Administration (“SBA”) PPP loans, totaling $20.8 million for existing and new customers with an average loan size of approximately $81,000.  These loans are expected to generate net origination fees of approximately $574,000 to be recognized over the life of the loans or when the loan is forgiven. The Company continues to work with customers on applying for loan forgiveness.

Loan Deferrals

The Bank continues to provide payment deferrals and forbearances to business customers and mortgage customers that are experiencing hardship because of the effects of COVID-19.  At September 30, 2020, the Company had 44 COVID-19-related modified loan deferrals totaling approximately $146.6 million (down approximately $166.9 million or 53% from 153 COVID-19-related modified loan deferrals totaling approximately $313.5 million at June 30, 2020).  At November 3, 2020, the Company had 20 COVID-19-related modified loan deferrals totaling $92.9 million or 8.9% of total loans. Of the remaining $92.9 million deferrals, approximately $56.3 million or 60.6% of the deferrals are paying the contractual interest payments.

Statement of Income Highlights at September 30, 2020

•

Net interest income decreased $432,000, or 5.8 percent, for the three months ended September 30, 2020 when compared to the three months ended September 30, 2019. The decrease was mainly attributable to interest rate cuts by the Board of Governors of the Federal Reserve.

•

Net interest margin (“NIM”) increased to 2.48 percent for the quarter ended September 30, 2020, compared to 2.45 percent for the prior year’s quarter and 2.29 percent in the sequential quarter ended June 30, 2020. These increases were driven by the reduction in interest expense, partially offset by a decrease in interest-earning assets.  On a linked quarter basis, the average yield on interest-earning assets increased 14 basis points and the total cost of funds decreased 8 basis points, as the cost of interest-bearing deposits decreased 11 basis points.

•

The Company did not record a provision during the three-month period ended September 30, 2020. For the fiscal year ended September 30, 2020, the Company recorded a provision for loan losses of $3.2 million. Due to the uncertainty created by COVID-19, the Company believes that additional provisioning might be required in future quarters until businesses have fully reopened and deferral periods have expired.

Linked Quarter Financial Ratios (unaudited)

As of or for the quarter ended:	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19
Return on average assets (1)	0.74%	0.48%	0.61%	0.26%	0.86%
Return on average equity (1)	6.08%	4.06%	5.29%	2.19%	7.65%
Net interest margin (1)	2.48%	2.29%	2.25%	2.33%	2.45%
Loans / deposits ratio	116.83%	117.45%	110.56%	106.14%	106.64%
Shareholders’ equity / total assets	12.08%	11.92%	11.58%	11.40%	11.26%
Efficiency ratio, non-GAAP (1) (2) (3)	60.3%	66.0%	60.9%	58.9%	55.0%
Book value per common share	$19.23	$18.86	$18.67	$18.48	$18.35

(1)	Annualized.
(2)	Information reconciling non-GAAP measures to GAAP measures is presented beginning on pages 10 and 11 in this press release.
(3)	Efficiency ratio is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income plus other income.

Linked Quarter Income Statement Data

(unaudited) (in thousands, except share and per share data)

For the quarter ended:	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19
Net interest income	$6,986	$6,631	$6,793	$6,888	$7,418
Provision for loan losses	-	435	625	2,150	-
Net interest income after provision for loan losses	6,986	6,196	6,168	4,738	7,418
Other income	692	389	964	443	551
Other expense	4,558	4,684	4,638	4,422	4,453
Income before income tax expense	3,120	1,901	2,494	759	3,516
Income tax expense (benefit)	886	447	586	(26)	817
Net income	$2,234	$1,454	$1,908	$785	$2,699
Earnings per common share
Basic	$0.30	$0.19	$0.25	$0.10	$0.35
Diluted	$0.30	$0.19	$0.25	$0.10	$0.35
Weighted average common shares outstanding
Basic	7,522,199	7,538,375	7,663,771	7,665,842	7,663,242
Diluted	7,522,360	7,538,375	7,663,771	7,665,842	7,663,593

Net Interest Income

Net interest income was $7.0 million for the quarter ended September 30, 2020, a decrease of $432,000, or 5.8 percent, from $7.4 million for the quarter ended September 30, 2019. The decline continues to be driven by the Federal Reserve Board’s zero rate policy, as the yield on interest-earning assets has declined 45 basis points for the period.  However, the net interest spread on an annualized basis increased from 2.19 for the quarter ended September 30, 2019 to 2.31 percent for the quarter ended September 30, 2020.

For the quarter ended September 30, 2020, the Company’s NIM increased by 3 basis points to 2.48 percent, as compared to the quarter ended September 30, 2019. This increase was primarily driven by the decrease in the cost of interest-bearing deposits, which decreased by 58 basis points compared to the fourth fiscal quarter of 2019.

As of September 30, 2020, we had a total of $28.0 million of average interest-bearing cash balances.  This excess liquidity diluted the NIM by approximately 9 basis points.  In addition, we had $20.5 million of PPP loans that had a slightly dilutive effect on our NIM. The PPP loans have an annual interest rate of 1.00 percent plus the accretion of the origination fee.

Net interest income was $27.3 million for the fiscal year ended September 30, 2020, a decrease of $1.8 million, or 6.1 percent, from $29.1 million for the fiscal year ended September 30, 2019.  The change for the fiscal year ended September 30, 2020 was primarily the result of the low rate environment and an increase in total interest-bearing liabilities of $41.1 million, partially offset by an increase of $48.3 million in the average balance of loans. The net interest spread was 2.12 percent and 2.31 percent for the fiscal year ended September 30, 2020 and 2019, respectively.

For the fiscal year ended September 30, 2020, the Company’s NIM decreased by 24 basis points to 2.33 percent as compared to 2.57 percent for the fiscal year ended September 30, 2019.

Total Interest Income

For the quarters ended September 30, 2020 and September 30, 2019, total interest income was $10.6 million and $12.7 million, respectively. Average interest-earning assets decreased $83.7 million for the quarter ended September 30, 2020 when compared to the quarter ended September 30, 2019, while the average yield on interest-earning assets declined 45 basis points when compared to the same period in 2019.  The average yield was affected by the Federal Reserve Board’s zero rate policy.

For the fiscal year ended September 30, 2020, total interest income was $44.4 million, a decrease of $3.3 million, or 6.8 percent, from $47.7 million for the fiscal year ended September 30, 2019.  The decline in total interest income was driven primarily by a lower earning asset yield of 41 basis points.

Interest Expense

For the quarter ended September 30, 2020, interest expense decreased by $1.7 million, or 32.1 percent, to $3.6 million, compared to the quarter ended September 30, 2019, primarily due to decreased rates on deposits and other interest-bearing liabilities.  The decrease in interest expense on deposits is primarily attributable to a decrease of $59.7 million in certificate deposits, and a 58 basis point decrease in the rate on interest-bearing deposits.  The decrease in deposits was a strategic decision to reduce excess cash on the balance sheet, match funding expectations and improve the margin.  The reduction in certificates was primarily listing service deposits and the reduction in money market were primarily public funds deposits.

The annualized average rate of total interest-bearing liabilities decreased 8 basis points to 1.43 percent for the quarter ended September 30, 2020, compared to 1.51% for the third (June 30, 2020) fiscal quarter of 2020.  For the quarter ended September 30, 2020, the average balance of total interest-bearing liabilities decreased by $16.1 million, reflecting a decrease in the average balance of total interest-bearing deposit accounts of $9.7 million and a decrease in the average balance of borrowings of $6.4 million, compared to the quarter ended June 30, 2020.

Total interest expense decreased by $1.5 million, or 8.0 percent, to $17.1 million for the fiscal year ended September 30, 2020, compared to the fiscal year ended September 30, 2019. The average rate of total interest-bearing liabilities decreased to 1.68 percent for the fiscal year ended September 30, 2020, from 1.90 percent for the fiscal year ended September 30, 2019. At the same time, the average balance of total interest-bearing liabilities increased by $41.1 million. This increase primarily reflects an increase in the average balance of interest-bearing deposits of $24.7 million and an increase in the average balance of borrowings of $16.4 million.

Other Income

Other income increased $141,000, or 25.6 percent, during the fourth fiscal quarter of 2020 compared with the fourth fiscal quarter of 2019.  The increase in other income was primarily due to increases of $148,000 in gain on sale of investments and $102,000 in gain on sale of loans, offset by a decrease of $108,000 in service charges and other fees.  The gain on sale of investments resulted from managing and optimizing portfolio activity in the ordinary course of business.  The gain on sale of loans was a result of a strategic effort to originate and sell residential loans in this low interest rate environment.  The decline in service charges and other fees was primarily the result of lower loan swap fees through the Bank’s commercial loan hedging program in the fourth quarter of 2019.

For the fiscal year ended September 30, 2020, total other income decreased $104,000 compared to the year ended September 30, 2019. This decrease was primarily a result of decreases of $480,000 in service charges and other fees, partially offset by increases of $302,000 in gain on sale of investments and $79,000 in gain on sale of loans. The decrease in service charges and other fees during the fiscal year ended September 30, 2020 is primarily due to the recognition of approximately $428,000 less of net swap fees through the Bank’s commercial loan hedging program.  Consistent with the quarter, the increase on the sale of investments resulted from managing and optimizing normal portfolio activity.  Also consistent with the quarterly results, the gain on sale of loans was a result of a strategic effort to originate and sell residential loans in this low interest rate environment.

Other Expense

Other expense for the quarter ended September 30, 2020 increased $105,000, or 2.4 percent, when compared to the quarter ended September 30, 2019. The increase was primarily due to increases of $117,000 in salaries and employee benefits, $88,000 in professional fees, which included COVID-19-related expenses and $75,000 in federal deposit insurance premium expense.  These increases were partially offset by decreases of $124,000 in other real estate owned (“OREO”) expense, net and $66,000 in other operating expenses.  The increase in salary and employee benefits was mainly due to adding employees throughout the year and was offset partially by other reductions in staff in response to conditions brought on by the pandemic during the quarter ended September 30, 2020.  The increased federal deposit premium resulted from the Deposit Insurance Fund reserve ratio exceeding the required reserve ratio during the fourth quarter of 2019.  This was the second consecutive quarter the Bank did not receive a credit from the fund and does not have a credit balance that can be used to offset premiums in future quarters.  The decrease in OREO expense, net, was due to rent received from an OREO property that more than covered the expenses related to that property.  The decrease in other operating expenses primarily related to events and travel that were postponed in response to COVID-19.

For the fiscal year ended September 30, 2020, total other expense increased $815,000, or 4.7 percent, compared to the fiscal year ended September 30, 2019. This increase primarily reflects a $348,000 increase in salaries and employee benefits, a $247,000 increase in the Pennsylvania shares tax, and a $196,000 increase in professional fees.  These increases were partially offset by a $104,000 decrease in OREO expense, net, and a $66,000 decrease in the federal deposit insurance premium. The increase in salaries and employee benefits during the fiscal year ended September 30, 2020 reflects normal increases to salary and benefits and additional hires to support overall franchise growth. The increased Pennsylvania shares tax was due to the Bank not being subject to this tax until the second quarter of 2019.  The increase in professional fees was due to higher legal and professional services expenses of $182,000 and $160,000, respectively, partially offset by lower audit and accounting expenses of approximately $143,000.  The decrease in OREO expense, net, was due to successfully managing and leasing the space while actively working to dispose of the associated property.  The reduction in the federal deposit insurance premium resulted from the Deposit Insurance Fund reserve ratio exceeding the official required reserve ratio, which in turn generated credits to qualified participating banks. These credits have been fully utilized in fiscal 2020.

Income Taxes

The Company recorded $886,000 in income tax expense during the quarter ended September 30, 2020 compared to $817,000 in income tax expense during the quarter ended September 30, 2019. The effective tax rates for the Company for the quarters ended September 30, 2020 and 2019 were 28.4 percent and 23.2 percent, respectively.

For the fiscal year ended September 30, 2020, income tax expense decreased $576,000, or 23.3 percent, to $1.9 million from $2.5 million for the fiscal year ended September 30, 2019. The effective tax rates for the Company for the fiscal year ended September 30, 2020 and 2019 were 22.9 percent and 20.9 percent, respectively. Tax expense for the fiscal year ended September 30, 2020 was positively impacted by discreet items recorded in the first fiscal quarter ended December 31, 2019.

Statement of Condition Highlights at September 30, 2020

•	Gross loans totaled $1.041 billion at September 30, 2020, increasing $23.7 million or 2.3 percent, compared to September 30, 2019.
•

Total assets stood at $1.211 billion at September 30, 2020, decreasing $53.8 million, or 4.3 percent, compared to September 30, 2019.  The decline in assets was driven by the strategic reduction in cash due from interest-bearing deposits in other institutions to better match loan funding expectations and improve the margin.

•

The deposit mix improved with the reduction of wholesale certificates of $14.8 million and reduction of money market public fund deposits of $58.5 million from September 30, 2019 to September 30, 2020. Deposits totaled $890.9 million at September 30, 2020, a decrease of $62.9 million, or 6.6 percent, compared to September 30, 2019.   The reductions in deposits are in line with the Bank’s overall funding strategy to reduce excess balance sheet cash and better match funding needs.

•

Non-performing assets (“NPAs”) were 1.25 percent of total assets at September 30, 2020, compared to 0.64 percent at September 30, 2019.  Excluding one OREO property of $5.8 million, NPAs were 0.77 percent of total assets and 0.18 percent of total assets at September 30, 2020 and September 30, 2019, respectively. The allowance for loan losses as a percentage of total non-performing loans was 118.6 percent at September 30, 2020, compared to 434.6 percent at September 30, 2019.

•	The Company’s ratio of shareholders’ equity to total assets was 12.08 percent at September 30, 2020, compared to 11.26 percent at September 30, 2019.
•	Book value per common share amounted to $19.23 at September 30, 2020, compared to $18.35 at September 30, 2019.

Linked Quarter Statement of Condition Data

(in thousands, unaudited)

At quarter ended:	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19
Cash and due from depository institutions	$16,386	$30,653	$1,829	$1,337	$1,400
Interest-bearing deposits in depository institutions	45,053	28,291	124,239	158,465	152,143
Investment securities, available for sale, at fair value	31,541	33,245	21,839	23,723	18,411
Investment securities held to maturity	14,970	15,921	18,046	20,578	22,485
Restricted stock, at cost	9,622	9,766	10,913	11,115	11,129
Loans receivable, net of allowance for loan losses	1,030,069	1,028,093	1,002,907	992,629	1,007,714
OREO	5,796	5,796	5,796	5,796	5,796
Accrued interest receivable	3,714	5,680	4,121	4,061	4,253
Operating lease right-of-use-assets	2,638	2,799	2,959	3,119	—
Property and equipment, net	6,274	6,355	6,476	6,594	6,678
Deferred income taxes, net	3,341	3,103	2,974	2,806	2,840
Bank-owned life insurance	25,400	20,270	20,144	20,018	19,891
Other assets	16,573	13,873	13,869	8,341	12,482
Total assets	$1,211,377	$1,203,845	$1,236,112	$1,258,582	$1,265,222
Deposits	$890,906	$884,444	$915,900	$943,819	$953,811
FHLB advances	130,000	130,000	133,000	133,000	133,000
Subordinated debt	24,776	24,737	24,697	24,658	24,619
Operating lease liabilities	2,671	2,824	2,976	3,128	—
Other liabilities	16,694	18,309	16,389	10,442	11,284
Shareholders’ equity	146,330	143,531	143,150	143,535	142,508
Total liabilities and shareholders’ equity	$1,211,377	$1,203,845	$1,236,112	$1,258,582	$1,265,222

The following table sets forth the Company’s consolidated average statement of condition for the quarters presented.

Condensed Consolidated Average Statement of Condition

(in thousands, unaudited)

For the quarter ended:	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19
Investment securities	$48,549	$43,349	$40,165	$40,855	$42,256
Interest-bearing cash accounts	27,996	76,828	148,580	122,234	143,297
Loans	1,041,345	1,028,996	1,010,767	1,006,729	1,015,251
Allowance for loan losses	(11,071)	(10,618)	(9,756)	(10,095)	(10,143)
All other assets	107,512	85,169	63,434	62,341	61,615
Total assets	$1,214,331	$1,223,724	$1,253,190	$1,222,064	$1,252,276
Non-interest-bearing deposits	$49,139	$46,450	$41,916	$41,716	$44,104
Interest-bearing deposits	842,727	852,330	892,583	864,317	896,928
FHLB advances	130,000	136,121	133,000	133,000	133,000
Other short-term borrowings	—	276	275	—	54
Subordinated debt	24,760	24,719	24,680	24,641	24,602
Other liabilities	20,853	20,509	16,440	14,805	12,413
Shareholders’ equity	146,852	143,319	144,296	143,585	141,175
Total liabilities and shareholders’ equity	$1,214,331	$1,223,724	$1,253,190	$1,222,064	$1,252,276

Deposits

The following table reflects the composition of the Company’s deposits as of the dates indicated.

(in thousands, unaudited)
At quarter ended:	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19
Demand:
Non-interest-bearing	$50,422	$47,443	$42,874	$41,273	$55,684
Interest-bearing	303,682	277,238	291,191	327,956	302,039
Savings	45,072	43,702	43,550	40,908	41,875
Money market	277,711	281,419	280,173	279,883	276,644
Time	214,019	234,642	258,112	253,799	277,569
Total deposits	$890,906	$884,444	$915,900	$943,819	$953,811

Loans

For the quarter ended September 30, 2020, the Company originated a total new loan volume of $45.7 million, which was partially offset by prepayments of $14.2 million, amortization of $6.5 million, loan payoffs of $22.3 million, and participations of $689,000.  Total loan growth for the three months ended September 30, 2020 included an increase of $3.1 million of PPP loans.

Total net loans amounted to $1.030 billion at September 30, 2020 compared to $1.008 billion at September 30, 2019, for a net increase of $22.4 million or 2.2 percent year to year.  The allowance for loan losses amounted to $11.1 million, or 1.09 percent of total loans excluding PPP loans, at September 30, 2020 and $10.1 million or 0.99 percent at September 30, 2019.  Average loan balances for the quarter ended September 30, 2020 totaled $1.041 billion as compared to $1.015 billion for the quarter ended September 30, 2019, representing a 2.6 percent increase.

At the end of the fourth fiscal quarter of 2020, the gross loan portfolio remained weighted toward two primary components: commercial and the core residential portfolio, with commercial loans accounting for 67.2 percent and single-family residential real estate loans accounting for 23.3 percent.  Construction and development loans amounted to 6.6 percent and consumer loans represented 3.0 percent of the gross loan portfolio at such date.  The increase in the gross loan portfolio at September 30, 2020 compared to September 30, 2019 primarily reflected an increase of $22.1 million in residential mortgage loans and $25.0 million in construction and development loans, which were partially offset by  a decrease of $18.9 million in commercial loans, net of $20.8 million of PPP commercial and industrial loan originations, and a decrease of $4.6 million in consumer loans.

The following table reflects the Company’s loan portfolio composition (excluding loans held for sale) as of the dates indicated.

(in thousands, unaudited)
At quarter ended:	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19
Residential mortgage	$242,090	$246,215	$240,633	$234,738	$220,011
Construction and Development:
Residential and commercial	65,703	56,999	52,313	49,095	40,346
Land	3,110	3,535	3,579	3,625	3,420
Total construction and development	68,813	60,534	55,892	52,720	43,766
Commercial:
Commercial real estate	497,215	501,955	511,467	521,495	543,452
Farmland	7,517	7,531	7,537	7,563	7,563
Multi-family	67,767	66,416	59,978	43,473	62,884
Commercial and industrial	116,584	115,899	96,574	99,494	99,747
Other	10,142	8,397	7,604	8,569	4,450
Total commercial	699,225	700,198	683,160	680,594	718,096
Consumer:
Home equity lines of credit	17,128	18,097	18,441	18,372	19,506
Second mortgages	10,711	11,704	12,393	13,179	13,737
Other	2,851	2,074	2,112	2,160	2,030
Total consumer	30,690	31,875	32,946	33,711	35,273
Total loans	1,040,818	1,038,822	1,012,631	1,001,763	1,017,146
Deferred loan costs, net	326	338	832	828	663
Allowance for loan losses	(11,075)	(11,067)	(10,556)	(9,962)	(10,095)
Loans Receivable, net	$1,030,069	$1,028,093	$1,002,907	$992,629	$1,007,714

At September 30, 2020, the Company had $132.0 million in overall undisbursed loan commitments, which consisted primarily of available usage from active construction facilities, unused commercial lines of credit, and home equity lines of credit.

Asset Quality

Non-accrual loans totaled $9.3 million at September 30, 2020 and $1.8 million at September 30, 2019. The portfolio of non-accrual loans at September 30, 2020 was comprised of two commercial real estate loans with an aggregate outstanding balance of approximately $7.0 million, fifteen residential real estate loans with an aggregate outstanding balance of approximately $2.0 million, and eleven consumer loans with an aggregate outstanding balance of approximately $280,000.  The increase in non-accrual loans compared to September 30, 2019 was due primarily to one commercial real estate loan with an outstanding balance of approximately $6.7 million moving to non-accrual status during the first quarter of fiscal 2020.

At September 30, 2020, NPAs totaled $15.1 million, or 1.25 percent of total assets, as compared with $8.1 million, or 0.64 percent of total assets, at September 30, 2019.

OREO totaled $5.8 million at both September 30, 2020 and September 30, 2019.  Excluding the $5.8 million of OREO, NPAs totaled $9.3 million, or 0.77 percent of total assets at September 30, 2020, and $2.3 million, or 0.18 percent of total assets at September 30, 2019.

Performing TDR loans were $13.4 million at September 30, 2020 and $12.2 million at September 30, 2019. One commercial real estate loan in the amount of $10.6 million previously classified as non-impaired moved to substandard impaired and was accruing interest during the second (March 31, 2020) fiscal quarter of 2020.  Management subsequently restructured this loan and reclassified it as a performing TDR during the third fiscal quarter ended June 30, 2020. There were no new TDRs in the fourth fiscal quarter of 2020.

Non-Performing Asset and Other Asset Quality Data:

(dollars in thousands, unaudited)
As of or for the quarter ended:	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19
Non-accrual loans(1)	$9,279	$8,871	$8,655	$8,649	$1,821
Loans 90 days or more past due and still accruing	58	265	168	1	502
Total non-performing loans	9,337	9,136	8,823	8,650	2,323
OREO	5,796	5,796	5,796	5,796	5,796
Total NPAs	$15,133	$14,932	$14,619	$14,446	$8,119
Performing TDR loans	$13,418	$13,640	$3,243	$3,460	$12,170

NPAs / total assets	1.25%	1.24%	1.18%	1.15%	0.64%
Non-performing loans / total loans	0.90%	0.88%	0.87%	0.86%	0.23%
Net (recoveries) charge-offs	$(8)	$(76)	$31	$2,283	$11
Net (recoveries) charge-offs /average loans(2)	—%	(0.03)%	0.01%	0.91%	—%
Allowance for loan losses / total loans	1.09%	1.08%	1.04%	0.99%	0.99%
Allowance for loan losses / non-performing loans	118.6%	121.1%	119.6%	115.2%	434.6%

Total assets	$1,211,377	$1,203,845	$1,236,112	$1,258,582	$1,265,222
Total gross loans	1,040,818	1,038,822	1,012,631	1,001,763	1,017,146
Average loans	1,041,345	1,028,996	1,010,767	1,006,729	1,015,251
Allowance for loan losses	11,075	11,067	10,556	9,962	10,095

(1)	Fifteen loans totaling approximately $8.2 million, or 88.4 percent of the total non-accrual loan balance, were making payments as of September 30, 2020.
(2)	Annualized.

The allowance for loan losses at September 30, 2020 amounted to approximately $11.1 million, or 1.09 percent of total loans excluding PPP loans, a non-GAAP measure, compared to $10.1 million, or 0.99 percent of total loans, at September 30, 2019.  The Company did not record a provision for loan losses during the fiscal quarters ended September 30, 2020 and September 30, 2019.

Capital

At September 30, 2020, total shareholders’ equity amounted to $146.3 million, or 12.08 percent of total assets, compared to $142.5 million, or 11.26 percent of total assets at September 30, 2019.  The Company’s capital position provides a source of strength and continues to significantly exceed all regulatory capital guidelines.  The Bank’s common equity Tier 1 capital ratio was 15.94 percent, Tier 1 leverage ratio was 13.30 percent, Tier 1 risk-based capital ratio was 15.94 percent and the total risk-based capital ratio was 17.04 percent.  At September 30, 2019, the Bank’s common equity Tier 1 capital ratio was 15.38 percent, Tier 1 leverage ratio was 12.23 percent, Tier 1 risk-based capital ratio was 15.38 percent and the total risk-based capital ratio was 16.40 percent.

Non-GAAP Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles (“GAAP”), this press release includes certain non-GAAP financial measures.  The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s net income and EPS including non-core income and expense items, is presented in the table below.

(in thousands)
For the quarter ended:	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19
Net income as reported under GAAP	$2,234	$1,454	$1,908	$785	$2,699
Non-core items, net of tax:
OREO expense(1)	(8)	22	—	73	87
Net investment security gains	(107)	(1)	(138)	—	(1)
Swap fees(2)	—	—	—	—	(71)
Other(3)	32	24	31	54	16
Core net income, non-GAAP	$2,151	$1,499	$1,801	$912	$2,730
Adjusted Earnings per common share:
Diluted	$0.29	$0.20	$0.24	$0.12	$0.36
Weighted average common shares outstanding:
Diluted	7,522,360	7,538,375	7,663,771	7,665,842	7,663,593

(1)	Non-core items include OREO expense relating to one commercial real estate loan for all quarters presented.
(2)	Upfront recognition of net swap fees through the Bank’s commercial loan hedging program.
(3)	Items such as accelerated payoff and non-accrual interest amounts are included in non-core items.

For the quarter ended:	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19
Earnings per share GAAP	$0.30	$0.19	$0.25	$0.10	$0.35
Plus/(less):
OREO expense, net investment
security gains, swap fees and other	(0.01)	0.01	(0.01)	0.02	0.01
Adjusted Earnings per common share non-GAAP	$0.29	$0.20	$0.24	$0.12	$0.36

The Company’s other income including and excluding net investment securities gains and net swap fees is presented below. The Company’s management believes that many investors evaluate other income without regard to such gains.

(in thousands)
For the quarter ended:	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19
Other income as reported under GAAP	$692	$389	$964	$443	$551
Less: Net investment securities gains	149	1	180	—	1
Less: Net swap fees	—	—	—	—	92
Other income, excluding net investment securities gains and net swap fees	$543	$388	$784	$443	$458

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income, plus other income, calculated as follows:

(dollars in thousands)
For the quarter ended:	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19
Other expense as reported under GAAP	$4,558	$4,684	$4,638	$4,422	$4,453
Less: non-core items(1)	(11)	29	(1)	71	113
Other expense, excluding non-core items, non-GAAP	$4,569	$4,655	$4,639	$4,351	$4,340
Net interest income	$6,986	$6,631	$6,793	$6,888	$7,418
Non-core items(2)	45	32	41	52	21
Net interest income, including non-core items, non-GAAP	7,031	6,663	6,834	6,940	7,439
Other income, excluding net gain on sale of investments and net swap fees	543	388	784	443	458
Total	$7,574	$7,051	$7,618	$7,383	$7,897

Efficiency ratio, non-GAAP	60.3%	66.0%	60.9%	58.9%	55.0%

(1)	Non-core items include OREO expense relating to one commercial real estate loan for all quarters presented.
(2)	Items such as accelerated payoff and non-accrual interest amounts are included in non-core items.

The Company’s efficiency ratio, calculated on a GAAP basis, without excluding net investment securities gains, swap fees, and without deducting non-core items from other expense, follows:

For the quarter ended:	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19
Efficiency ratio on a GAAP basis	59.4%	66.7%	59.8%	60.3%	55.9%

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association, an institution that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank, National Association now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, and through its twelve other banking locations in Chester and Delaware counties, Pennsylvania, Morristown, New Jersey, its New Jersey regional headquarters, Palm Beach, and Florida. The Bank also maintains representative offices in Wellington, Florida and Allentown, Pennsylvania.  The Bank’s primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division and a strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services.

The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, National Association, please visit our web site at http://www.mymalvernbank.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company, including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, and shareholder value creation.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: the effects of, and changes in, trade, monetary and fiscal policies and laws, including recent changes in interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of competition and the acceptance of the Company’s products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations; technological changes; any oversupply of inventory and deterioration in values of real estate in the markets in which the Company operates, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; the effects of the Company’s lack of a widely-diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risk involved in the foregoing.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2019 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be fully reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we are subject to any of the following risks, any of which could continue to have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to continue to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0 percent, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our NIM and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experience additional resolution costs.

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, unless required by law.

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2020	September 30, 2019
(in thousands, except for share and per share data)	(unaudited)
ASSETS
Cash and due from depository institutions	$16,386	$1,400
Interest-bearing deposits in depository institutions	45,053	152,143
Total cash and cash equivalents	61,439	153,543
Investment securities available for sale, at fair value (amortized cost of $31,658 and $18,522 at September 30, 2020 and September 30, 2019, respectively)	31,541	18,411
Investment securities held to maturity (fair value of $15,608 and $22,609 at September 30, 2020 and September 30, 2019, respectively)	14,970	22,485
Restricted stock, at cost	9,622	11,129
Loans receivable, net of allowance for loan losses	1,030,069	1,007,714
Other real estate owned	5,796	5,796
Accrued interest receivable	3,714	4,253
Operating lease right-of-use-assets	2,638	—
Property and equipment, net	6,274	6,678
Deferred income taxes, net	3,341	2,840
Bank-owned life insurance	25,400	19,891
Other assets	16,573	12,482
Total assets	$1,211,377	$1,265,222
LIABILITIES
Deposits:
Non-interest bearing	$50,422	$55,684
Interest-bearing	840,484	898,127
Total deposits	890,906	953,811
FHLB advances	130,000	133,000
Subordinated debt	24,776	24,619
Advances from borrowers for taxes and insurance	1,741	1,761
Accrued interest payable	728	978
Operating lease liabilities	2,671	—
Other liabilities	14,225	8,545
Total liabilities	1,065,047	1,122,714
SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 7,804,469 and 7,609,953 issued and outstanding, respectively, at September 30, 2020, and 7,782,258 and 7,765,395 shares issued and outstanding, at September 30, 2019	76	78
Additional paid in capital	85,127	84,783
Retained earnings	66,125	59,744
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,047)	(1,192)
Accumulated other comprehensive loss	(1,088)	(569)
Treasury stock, at cost: 194,516 shares and 16,863 shares at September 30, 2020 and September 30, 2019, respectively	(2,863)	(336)
Total shareholders’ equity	146,330	142,508
Total liabilities and shareholders’ equity	$1,211,377	$1,265,222

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Year Ended September 30,
(in thousands, except for share data)	2020	2019	2020	2019
(unaudited)
Interest and Dividend Income
Loans, including fees	$10,037	$11,403	$41,529	$43,574
Investment securities, taxable	349	222	1,048	982
Investment securities, tax-exempt	24	40	124	207
Dividends, restricted stock	137	177	631	627
Interest-bearing cash accounts	15	844	1,063	2,265
Total Interest and Dividend Income	10,562	12,686	44,395	47,655
Interest Expense
Deposits	2,610	4,083	12,846	14,348
Short-term borrowings	—	—	—	7
Long-term borrowings	584	802	2,720	2,693
Subordinated debt	382	383	1,531	1,532
Total Interest Expense	3,576	5,268	17,097	18,580
Net interest income	6,986	7,418	27,298	29,075
Provision for Loan Losses	—	—	3,210	2,379
Net Interest Income after Provision for Loan Losses	6,986	7,418	24,088	26,696
Other Income
Service charges and other fees	258	366	1,316	1,796
Rental income-other	54	59	217	243
Net gains on sale of investments	149	1	330	28
Net gains on sale of loans	102	—	116	37
Earnings on bank-owned life insurance	129	125	509	488
Total Other Income	692	551	2,488	2,592
Other Expense
Salaries and employee benefits	2,214	2,097	8,889	8,541
Occupancy expense	560	580	2,309	2,256
Federal deposit insurance premium	76	1	155	221
Advertising	32	17	119	107
Data processing	280	260	1,105	1,024
Professional fees	528	440	1,995	1,799
Net other real estate owned expense	(11)	113	88	192
Pennsylvania shares tax	169	169	678	431
Other operating expenses	710	776	2,964	2,916
Total Other Expense	4,558	4,453	18,302	17,487
Income before income tax expense	3,120	3,516	8,274	11,801
Income tax expense	886	817	1,893	2,469
Net Income	$2,234	$2,699	$6,381	$9,332
Earnings per common share
Basic	$0.30	$0.35	$0.84	$1.22
Diluted	$0.30	$0.35	$0.84	$1.22
Weighted Average Common Shares Outstanding
Basic	7,522,199	7,663,242	7,597,528	7,638,866
Diluted	7,522,360	7,663,593	7,597,726	7,639,166

MALVERN BANCORP, INC. AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended	Three Months Ended	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	9/30/2020	6/30/2020	9/30/2019
(unaudited)
Statements of Operations Data
Interest income	$10,562	$10,454	$12,686
Interest expense	3,576	3,823	5,268
Net interest income	6,986	6,631	7,418
Provision for loan losses	—	435	—
Net interest income after provision for loan losses	6,986	6,196	7,418
Other income	692	389	551
Other expense	4,558	4,684	4,453
Income before income tax expense	3,120	1,901	3,516
Income tax expense	886	447	817
Net income	$2,234	$1,454	$2,699
Earnings (per Common Share)
Basic	$0.30	$0.19	$0.35
Diluted	$0.30	$0.19	$0.35
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$31,541	$33,245	$18,411
Investment securities held to maturity (fair value of $15,608, $16,507, and $22,609, respectively)	14,970	15,921	22,485
Loans, net of allowance for loan losses	1,030,069	1,028,093	1,007,714
Total assets	1,211,377	1,203,845	1,265,222
Deposits	890,906	884,444	953,811
FHLB advances	130,000	130,000	133,000
Subordinated debt	24,776	24,737	24,619
Shareholders' equity	146,330	143,531	142,508
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	7,522,199	7,538,375	7,663,242
Diluted	7,522,360	7,538,375	7,663,593
Operating Ratios
Return on average assets	0.74%	0.48%	0.86%
Return on average equity	6.08%	4.06%	7.65%
Average equity / average assets	12.09%	11.71%	11.27%
Book value per common share (period-end)	$19.23	$18.86	$18.35
Non-Financial Information (Period-End)
Common shareholders of record	385	387	391
Full-time equivalent staff	82	88	82